UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*

                               PHARMACYCLICS, INC.
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                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $.0001
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                         (Title of Class of Securities)

                                    716933106
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                                 (CUSIP Number)

                                JANUARY 12, 2010
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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         CUSIP No. 716933106                             13G                              Page 2 of 7 Pages

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1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b)
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                               2,814,421
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           2,814,421
------------------- ----- --------------------------------------------- ----------------------------------------------
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9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,814,421
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      5.6%
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12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------



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CUSIP No. 716933106                                       13G                             Page 3 of 7 Pages
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--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

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14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b)
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
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16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                               2,814,421
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           2,814,421
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,814,421
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                      5.6%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------


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CUSIP No. 716933106                                       13G                              Page 4 of 7 Pages
---------------------------------------- -------------------------------------- ----------------------------------------

ITEM 1.
        (a) Name of Issuer:                                  Pharmacyclics, Inc.

                                                             995 E. Arques Avenue
        (b) Address of Issuer's Principal Executive Offices: Sunnyvale, California 94085-4521
  ITEM 2.

                                                This Schedule 13G (the "Schedule") is being filed with
                                                respect to shares of Common Stock (as defined below) of
                                                Pharmacyclics, Inc. (the "Issuer") which are
        (a) Name of Person Filing:              beneficially owned by Perceptive Advisors LLC and
                                                Joseph Edelman (together, the "Reporting Persons").
                                                See Item 4 below.

                                                Perceptive Advisors LLC
        (b) Address of Principal Business       499 Park Avenue, 25th Floor
            Office or, if none, Residence:      New York, NY 10022

        (c) Citizenship:                        Perceptive Advisors LLC is a Delaware limited liability
                                                company and Joseph Edelman is a United States Citizen.

        (d) Title of Class of Securities:       Common Stock, par value $.0001 (the "Common Stock")

        (e) CUSIP Number:                       716933106


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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
                (E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).





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CUSIP No. 716933106                                       13G                              Page 5 of 7 Pages
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                 OWNERSHIP.
ITEM 4.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                                The Reporting Persons beneficially own
                                                2,814,421 shares of Common Stock
                                                held by a private investment fund to
     (a) Amount beneficially owned:             which Perceptive Advisors LLC serves
                                                as the investment manager. Mr. Edelman
                                                is the managing member of Perceptive Advisors LLC.

                                                The beneficial  ownership of 5.6% is based on the
                                                50,072,449 outstanding shares of Common Stock of the
     (b) Percent of class:                      Issuer, as disclosed on the Issuer's 10-Q filed with
                                                the SEC on November 3, 2009.

     (c) Number of shares as to which the person has:

                   (i)  Sole power to vote or to direct the vote:                            0

                   (ii) Shared power to vote or to direct the vote:                  2,814,421

                  (iii) Sole power to dispose or to direct the disposition of:               0

                   (iv) Shared power to dispose or to direct the disposition of:     2,814,421

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


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CUSIP No. 716933106                                       13G                             Page 6 of 7 Pages
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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard, Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of a private investment fund. Accordingly, the private investment fund has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the private investment fund.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.


Not applicable.

ITEM 10.  CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):


                      By signing below I certify that, to the best of my
                      knowledge and belief, the securities referred to above
                      were acquired and are held in the ordinary course of
(a)                   business and were not acquired and are not held for the
                      purpose of or with the effect of changing or influencing
                      the control of the issuer of the securities and were not
                      acquired and are not held in connection with or as a
                      participant in any transaction having that purpose or effect. [X]


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CUSIP No. 716933106                                        13G                            Page 7 of 7 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 21, 2010
Date

PERCEPTIVE ADVISORS LLC

/s/ Joseph Edelman
Signature

Joseph Edelman/Managing Member
Name/Title






January 21, 2010
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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